Free Writing Prospectus to Amendment No. 1 dated June 7, 2024 relating to

Preliminary Pricing Supplement No. 2,442

Registration Statement Nos. 333-275587; 333-275587-01

Dated June 6, 2024; Filed pursuant to Rule 433

Morgan Stanley

2-Year URA Buffered Participation Securities

This document provides a summary of the terms of the Buffered Securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	Global X Uranium ETF (URA)
Maximum payment amount:	150% of principal
Buffer amount:	20% of principal (80% maximum loss)[1]
Pricing date:	June 14, 2024
Valuation date:	June 15, 2026
Maturity date:	June 18, 2026
CUSIP:	61776MFD2
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224018232/ms2442_424b2-10942.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying	Return on Buffered Securities
+100%	50%
+90%	50%
+80%	50%
+70%	50%
+60%	50%
+50%	50%
+40%	40%
+30%	30%
+20%	20%
+10%	10%
0%	0%
-10%	0%
-20%	0%
-21%	-1%
-30%	-10%
-40%	-20%
-50%	-30%
-60%	-40%
-70%	-50%
-80%	-60%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered Securities

●The Buffered Securities do not pay interest and provide a minimum payment at maturity of only 20% of your principal.

●The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity.

●The market price of the Buffered Securities will be influenced by many unpredictable factors.

●The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Buffered Securities is approximately $911.70 per Buffered Security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Buffered Securities is not linked to the value of the underlying shares at any time other than the valuation date.

●Investing in the Buffered Securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices.

●The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities.

●The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

Risks Relating to the Underlying Shares

●Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the Buffered Securities.

●The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered Securities.

●The Fund is subject to risks associated with the uranium sector.

●The Buffered Securities are subject to risks associated with investments in securities linked to the value of foreign equity (and especially emerging markets) securities.

●The price of the underlying shares is subject to currency exchange risk.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Buffered Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered Securities, and you should consult your tax adviser.